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Exhibit 10.15

ADVISORY BOARD AGREEMENT

        This ADVISORY BOARD AGREEMENT made as of this 18th day of November, 2003 by and between China Hospitals, Inc., a Delaware corporation, (the "Company") and Kaiye Fung, an individual (the "Advisor").

W I T N E S S E T H:

        WHEREAS, the Company desires to retain the Advisor for its advisory board; and

        WHEREAS, the Advisor is willing to serve on the advisory board of the Company upon the terms and conditions herein set forth;

        NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

          1.    Retain.    The Company hereby retains the Advisor to serve on its advisory board until removed by the Board or until the Advisor resigns.

          2.    Duties.    The Advisor shall perform those functions generally performed by persons of such title and position, shall attend all meetings of the Advisory Board and shall perform any and all related duties and shall have any and all powers as may be prescribed by resolution of the Advisory Board, and shall be available to confer and consult with and advise the officers and directors of the Company at such times that may be required by the Company.

          3.    Compensation:    The Advisor shall be entitled to compensation in an amount when and if declared by the Board of Directors of the Company.

          4.    Expenses.    The Advisor shall submit to the Company reasonably detailed receipts with respect thereto which substantiate the Advisor's expenses, including expenses to attend all advisory board meetings and the Company shall reimburse the Advisor for all reasonable documented expenses.

          5.    Secrecy.    At no time shall the Advisor disclose to anyone any confidential or secret information (not already constituting information available to the public) concerning: (a) internal affairs or proprietary business operations of the Company or its affiliates or (b) any trade secrets, new product developments, patents, programs or programming, especially unique processes or methods.

          6.    Termination.

          (a)   Termination by the Company

            (i)    The Company may terminate this Agreement immediately for Cause. For purposes hereof, "Cause" shall mean (a) the conviction of the Advisor for the commission of a felony; and/or (b) the habitual abuse of alcohol or controlled substances. In no event shall alleged incompetence of the Advisor in the performance of the Advisor's duties be deemed grounds for termination for Cause.

            (ii)   This Agreement automatically shall terminate upon the death of the Advisor, except that the Advisor's estate shall be entitled to receive any amount accrued under Sections 3 and 4 for the period prior to the Advisor's death and any other amount to which the Advisor was entitled of the time at his death.

            (iii)  The Company may terminate this Agreement at any time for any reason or no reason at all upon 30 days written notice to the Advisor. Upon such termination, the Advisor shall be entitled to receive any amount accrued under Sections 3 and 4 for the period prior to the Advisor's termination.

          7.    Attorneys' Fees and Costs.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

          8.    Entire Agreement; Survival.    This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between the Company and the Advisor with respect to the Advisor's employment by the Company. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision. This Agreement may not be amended except by an agreement in writing signed by the Advisor and the Company, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights. The provisions of this Agreement shall survive the termination of this Agreement.

          9.    Assignment.    This Agreement shall not be assigned to other parties.

          10.    Governing Law; Jurisdiction.    This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the internal laws of the State of California, without regard to the conflicts of laws principles thereof. The parties submit to the jurisdiction of the Courts of the County of Orange, State of California or a Federal Court empanelled in the State of California for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

          11.    Notices.    All notices, responses, demands or other communication under this Agreement shall be in writing and shall be deemed to have been given when: (a) delivered by hand; (b) sent by facsimile (with receipt confirmed); or (c) received by the addressee as sent by express delivery service (receipt requested) in each case to the appropriate addresses and/or facsimile numbers as set forth on the signature page to this Agreement and as may be amended by the parties by notice to the other parties.

          12.    Severability of Agreement.    Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

THE COMPANY	THE ADVISOR
China Hospitals, Inc., a Delaware corporation	Kaiye Fung

/s/ Frank Hu	/s/ Kaiye Fung

BY: Frank Hu	Kaiye Fung, an individual
ITS: Chief Executive Officer	ADDRESS: 130 E. San Fernando St.
ADDRESS: 50 Airport Parkway	Suite 301
San Jose, California 95110	San Jose, CA 95112
Fax Number: (408) 451-8440	Fax Number: (408) 287-7856

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Exhibit 10.15
W I T N E S S E T H